EXHIBIT 21

STIFEL FINANCIAL CORP. AND SUBSIDIARIES
SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)

Name	State (Jurisdiction) of Incorporation or Organization	Names Under Which Subsidiary Does Business
Stifel, Nicolaus & Company, Incorporated	Missouri	Stifel, Nicolaus & Company, Incorporated
Stifel Nicolaus Insurance Agency, Incorporated(2)	Missouri	Stifel Nicolaus Insurance Agency, Incorporated
Century Securities Associates, Inc.	Missouri	Century Securities Associates, Inc.
CSA Insurance Agency, Incorporated (3)	Missouri	CSA Insurance Agency, Incorporated
Stifel Venture Corp.	Missouri	Stifel Venture Corp.
Stifel Asset Management Corp.	Missouri	Stifel Asset Management Corp.
Stifel CAPCO, L.L.C.	Missouri	Stifel CAPCO, L.L.C.
Stifel CAPCO II, L.L.C.	Missouri	Stifel CAPCO II, L.L.C.
Hanifen, Imhoff Inc.	Colorado	Hanifen, Imhoff Inc.
Stifel Nicolaus Limited	England and Wales	Stifel Nicolaus Limited
Ryan Beck Holdings, L.L.C. (2)	Missouri	Ryan Beck Holdings L.L.C.
First Service Financial Company	Missouri	First Service Financial Company
Stifel Bank & Trust (4)	Missouri	Stifel Bank & Trust
Choice Financial Partners, Inc.	Missouri	Choice Financial Partners, Inc.
Broadway Air Corp.	Missouri	Broadway Air Corp.

(1)         Does not include corporations in which registrant owns 50% or less of the stock.
(2)         Wholly-owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

(3)         Wholly-owned subsidiary of Century Securities Associates, Inc.

(4)            Wholly-owned subsidiary of First Service Financial Company.

Stifel Financial Capital Trust II, Stifel Financial Capital Trust III, and Stifel Financial Capital Trust IV are wholly-owned subsidiaries of Stifel Financial Corp; however, they are considered Special Purpose Entities under the provisions of the Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, and not consolidated.